Exhibit 11

                    [FORM OF OPINION AND CONSENT OF COUNSEL]

                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064



December __, 2000


Re:  ING FUNDS TRUST
     Registration No. 333-59745


Ladies and Gentlemen:

     We have acted as counsel to ING Global Information Technology Fund (the "Acquiring Fund"), a series of ING Funds Trust, a Delaware business trust (the "Acquiring Trust"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets and stated liabilities of Pilgrim Global Technology Fund, Inc., a Maryland Corporation (the "Acquired Fund"), in exchange for Class A shares of the Acquiring Fund (the "Shares"), pursuant to an Agreement and Plan of Reorganization between the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Fund (the "Plan").

     We have examined the Acquiring Fund's Registration Statement on Form N-14 in the form in which it is to become effective (the "Registration Statement"), the Trust Instrument and Bylaws of the Acquiring Trust and the Plan.

     We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan constitutes the legal, valid and binding obligation of each of the Acquiring Trust and the Acquired Fund, enforceable against each of the Acquiring Trust and the Acquired Fund in accordance with its terms.

     In rendering the opinion herein, we assume that there will be no material changes in the facts and conditions on which we base such opinion between the date hereof and the time of issuance of Shares pursuant to the Plan.


     Based upon the foregoing, we are of the opinion that the shares of benefical interest of the Acquiring Fund being registered under the Securities Act of 1933
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in the Registration  Statement have been duly authorized and will be legally and validly issued, fully paid and nonassessable by the Acquiring Trust upon the transfer of the assets of the Acquired Fund pursuant to the terms of the Plan.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the references to our firm in the Registration Statement.

     This opinion is furnished by us as counsel to the Acquiring Trust, is solely for the benefit of the Acquiring Trust and its Trustees and officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

                                      Very truly yours,

                                      Paul, Weiss, Rifkind, Wharton & Garrison